                                                                      Exhibit 3

                                                                 EXECUTION COPY


                  CONSENT AND VOTING AGREEMENT, dated as of February 22, 2000 (the "Agreement"), among GLOBAL CROSSING LTD., a company formed under the laws of Bermuda ("Parent"), CABLE SYSTEMS HOLDING, LLC, a Delaware limited liability company ("CSH"), and each of the other signatories hereto (and together with CSH, the "Stockholders").

                  WHEREAS, concurrently herewith, Parent, Georgia Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("GC Merger Sub"), IPC Communications, Inc., a Delaware corporation (the "Company"), IPC Information Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("IPC Systems"), Idaho Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("IPC Merger Sub"), and Ixnet, Inc., a Delaware corporation and a subsidiary of the Company ("IXnet"), are entering into an Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which (i) the Company will be merged with and into IPC Systems (the "Intercompany Merger"),
(ii) GC Merger Sub will be merged with and into IPC Systems (the "IPC Merger") and (iii) IPC Sub will be merged with and into IXnet (the "IXnet Merger" and together with the Intercompany Merger and the IPC Merger, the "Mergers");

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that CSH and the other Stockholders enter into this Agreement pursuant to which, among other things, the Stockholders have agreed to certain consent and voting provisions in connection with and in favor of the Company Merger; and

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


1.       Consent and Voting Matters

         1.1 Consent and Agreement to Vote. Each Stockholder agrees (for itself and not as to any other Stockholder) that immediately following the execution and delivery of this Agreement and the Merger Agreement, it shall execute and deliver, as the record owner thereof, in accordance with Section 228 of the DGCL, the Stockholders Consent in the form of Exhibit A hereto (the "Consent"), which shall be irrevocable, with respect to all Shares that are owned beneficially or of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting.

                  Each Stockholder hereby further agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, it shall, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), in either case, prior to the earlier of the Effective Time of the Mergers and the termination of this Agreement, if a meeting is held, appear at such meeting or otherwise cause



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                                                                               2


such Stockholder's Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all such Stockholder's Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter), that are beneficially owned by such Stockholder or its subsidiaries or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, (a) in favor of the Intercompany Merger and the IPC Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions and other matters contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof;
(b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any subsidiary thereof under the Merger Agreement; (c) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Mergers and the transactions and other matters contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; or (c) any other material change in the Company's corporate structure or business or change in any manner of the voting rights of the Company Common Stock. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with clauses
(a), (b) or (c) of the preceding sentence.

                  1.2 Proxy. Each Stockholder hereby grants to, and appoints, Parent and Robert Annunziata, Chief Executive Officer of Parent, Dan J. Cohrs, Chief Financial Officer of Parent, and James C. Gorton, Senior Vice President and General Counsel of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, each of them individually, its proxy and attorney-in-fact (with full power of substitution) to execute and deliver a written consent and to vote such Stockholder's Shares as indicated in Section
1.1. Subject to Section 10.5, such Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Shares.

                  Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Shares or any other voting securities of the Company that relate to the approval of the Merger Agreement.

         2. Representations and Warranties of the Stockholders. Each Stockholder, severally but not jointly, makes the following representations and warranties to the Parent:

                  2.1 Power; Binding Agreement. Such Stockholder has the power and authority to enter into and perform all of its obligations under this Agreement (including the



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                                                                               3


power and authority without further action on the part of any shareholders, members or partners thereof or any other juridical or nonjuridical person to comply with the consent and voting requirements of Section 1). The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party (including any trust agreement, voting agreement, stockholders agreement or voting trust), except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties hereto for indemnification.

                  2.2 No Conflict. Other than filings required under the HSR Act, and the filing of Forms 4 and Schedules 13D under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is required to be made or obtained by such Stockholder for the execution of this Agreement by such Stockholder, except for any such filings the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated hereby and filings required in connection with the consummation of the Mergers. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (a) conflict with or result in any breach of such Stockholder's certificate of incorporation, bylaws, operating agreement, partnership agreement or other organizational or governing document or agreement, as the case may be, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of the Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of the Stockholder's members, properties or assets, except to the extent any of the foregoing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or to prevent such Stockholder from complying with its obligations hereunder.


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                                                                               4



                  2.3 Reliance. Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                  2.4 Ownership of Shares. Such Stockholder is the record owner of the number shares of Company Common Stock set forth opposite its name on
Schedule 2.4 (with respect to each Stockholder and together with any shares of Company Common Stock with respect to which such Stockholder shall have or receive record ownership, its "Shares"), free and clear of any Liens other than restrictions contained in the Amended and Restated Investors Agreement, dated as of April 9, 1998 (the "Investors Agreement"). Except as otherwise provided in the Investors Agreement, such Stockholder has sole voting power, and sole power of disposition, with respect to all of such Stockholder's Shares.

                  2.5 No Broker. Such Stockholder has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement or the Merger Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated by the Merger Agreement.

                  3. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

                  3.1 Power; Binding Agreement. Parent has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which Parent is a party (including any trust agreement, voting agreement, stockholders agreement or voting trust), except to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

                  3.2 No Conflict. Other than filings required under the HSR Act, the filing of a Form 3 and Schedule 13D under the Exchange Act and the filing of a registration statement under the Securities Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, except in each case for such filings the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement and filings required in connection with the consummation of the Mergers. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable organizational documents applicable to Parent, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time

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                                                                               5



or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of Parent's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets, except to the extent that any of the foregoing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

                  4. Covenants of the Stockholders. The Stockholders, jointly but not severally, hereby covenant and agree as follows:

                  4.1 Cooperation in Filing Notification under
Hart-Scott-Rodino. Each of the Stockholders agrees to use reasonable best efforts to cooperate with Parent and each other to promptly effectuate the filing of any notification required under the HSR Act.

                  4.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Stockholders each agree to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions provided for by this Agreement.

                  4.3 No Solicitation. (a) Other than as expressly permitted under Section 4.4(b), none of the Stockholders, in its capacity as such, shall, directly or indirectly, through any officer, director, employee, stockholder, member, partner, financial advisor, agent or other representative (including any investment banker, attorney or accountant retained by such Stockholder or by any of such Stockholder's subsidiaries, affiliate or stockholders, members or partners) (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to an Acquisition Proposal or any Transfer (as defined in Section 4.4) of Shares or (ii) participate or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any Acquisition Proposal or any Transfer of Shares. Other than as expressly permitted under Section 4.4(b), each Stockholder, in its capacity as such, agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons (other than Parent and Sub) conducted heretofore with respect to any Acquisition Proposal or any Transfer of Shares. Each Stockholder agrees that it will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence of this Section 4.3 of the obligations undertaken in this Section 4.3.

                  (b) Other than as expressly permitted under Section 4.4(b), each Stockholder, in its capacity as such, shall notify Parent immediately after receipt by such Stockholder (or any of its stockholders, members, partners or advisors) of any Acquisition Proposal or a proposal or offer for any Transfer of Shares or any request for nonpublic information in connection with an Acquisition Proposal or a proposal or offer for any Transfer of Shares or for access to the


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                                                                               6


properties, books or records of the Company by any person or entity that informs such Stockholder that it is considering making, or has made, an Acquisition Proposal or a proposal or offer for any Transfer of Shares. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  (c) The foregoing provisions of this Section 4.3 shall not restrict any member of a Stockholder who is also a director of the Company from taking any actions solely in his capacity as a director.

                  4.4 Restriction on Transfer of Shares, Proxies and Non-Interference; Restriction on Withdrawal. (a) No Stockholder shall, directly or indirectly: (i) except pursuant to or as contemplated hereby by the terms of this Agreement or the Merger Agreement, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a "Transfer"), any or all of such Stockholder's Shares or any interest therein;
(ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into any other voting arrangement with respect to any Shares; (iii) take any action that would make any representation or warranty of any Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling any Stockholder from performing such Stockholder's obligations under this Agreement; or (iv) commit or agree to take any of the foregoing actions.

                  (b) Notwithstanding the foregoing, CSH may Transfer up to 20% of the Shares set forth next to its name on Schedule 2.4 to its members in accordance with the terms of its governing operating agreement or otherwise on a pro rata or other widely distributed basis who shall receive such Shares free and clear of all obligations imposed on CSH hereunder and none of the obligations hereunder shall attach to such Shares.

                  4.5 Transfer of Shares of Parent Common Stock. (a) None of CSH, its Permitted Transferees (as defined below) or Richard Kleinknecht (collectively, the "Outside Stockholders") shall directly or indirectly, Transfer any shares of the Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") until the first anniversary of the Closing, except (i) in the case of CSH, to Citicorp Venture Capital, Ltd. ("CVC") or another subsidiary of Citigroup which shall have agreed by reasonably satisfactory instrument delivered to Parent to be bound by the provisions of Sections 4.5 and
4.6 hereof (collectively, the "Permitted Transferees"), (ii) any Transfer pursuant to Section 3(a) of the Registration Rights Agreement, or (iii) pursuant to a tender offer, self tender offer, exchange offer or other transaction offered generally to stockholders of Parent and approved by Parent's Board of Directors. Each of David Walsh and Anthony Servidio, individually and for himself, agrees that he shall not, directly or indirectly, Transfer during the period commencing on the Closing Date and (a) ending on the first anniversary of the Closing Date, shares of Parent Common Stock representing more than 25% of the sum of the shares of Parent Common Stock received by him in the Merger and shares of


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                                                                               7


Parent Common Stock issuable to him pursuant to options to acquire Parent Common Stock which have vested and are exercisable as of the Closing ("Vested Shares"),
(b) ending on the second anniversary of the Closing Date, cumulatively, more than 62.5% of his Vested Shares, and (c) any time after the second anniversary of the Closing Date, 100% of his Vested Shares.

                  (b) All certificates representing shares of Parent Common Stock issued to any Stockholder pursuant to the Merger Agreement shall be endorsed with a legend reading as follows until such time as the shares represented thereby are no longer subject to the provisions hereof:

                  "The shares of Common Stock, par value $.01 per share, of Global Crossing Ltd. (the "Company") represented by this certificate are subject to a Consent and Voting Agreement dated as of February 22, 2000, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company."

                  (c) In the case of the Outside Stockholders, the legend on the certificates representing any of the shares of Parent Common Stock shall be removed on the first anniversary of the Closing and such legend shall be removed from shares of Parent Common Stock Transferred by an Outside Stockholder pursuant to the Registration Rights Agreement.

                  4.6 Standstill. None of CSH or its Permitted Transferees or subsidiaries shall directly or indirectly (a) acting alone or in concert with others, seek to effect a change in control of Parent or the business, operations or policies of Parent; (b) initiate or propose any stockholder proposal or make, or in any way, participate in, directly or indirectly, any "solicitation" of "proxies" to vote or intentionally seek in an organized fashion to influence any person with respect to the voting of, any Parent Voting Securities in a manner inconsistent with the position of the board of directors of Parent or become "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date hereof) in opposition to the recommendation of the majority of the directors of Parent with respect to any matter; (c) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all assets or other business combination involving, or a tender or exchange offer for securities of, Parent or any of its subsidiaries or any material portion of its or such subsidiary's business or assets, or any similar transaction that has not been approved by the Board of Directors of Parent; (d) join a partnership, limited partnership, syndicate or other group (other than a group consisting of CSH, its Permitted Transferees and any of their subsidiaries), or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Parent Voting Securities, or, otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act relating to any of the matters set forth in clauses (a), (b), (c) or (d); or (e) request, or induce or encourage any other person to request, that Parent amend or waive any of the provisions of this Section 4.6. The provisions of this Section 4.6 shall cease to apply at such time after the Merger as CSH and its affiliates collectively cease to beneficially own at least 25% of the Parent Common Stock acquired by CSH in the Merger.


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                                                                               8


                  4.7 CSH Affiliates. It is expressly understood that none of the provisions of this Agreement shall apply to Citigroup or any of its affiliates, other than CSH and its Permitted Transferees and their respective subsidiaries.

                  4.8 Registration Rights. Parent shall enter into the Registration Rights Agreement, in substantially the form of Exhibit B attached hereto ("Registration Rights Agreement"), with the Outside Stockholders immediately prior to the Effective Time of the Mergers.

                  5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

                  6. Certain Events. Except as set forth in Section 4.4, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's administrators, successors or receivers.

                  7. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Such Stockholder agrees, with respect to any Shares in certificated form, that immediately following the execution hereof, it will present to the Company, the certificates representing the Shares for inscription by the Company of the following legend: "The shares of Common Stock, par value $.01 per share, of IPC Communications, Inc. (the "Company") represented by this certificate are subject to a Consent and Voting Agreement dated as of February 22, 2000, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Upon the transfer of any Shares pursuant to Section 4.4(b), such legend shall be removed. Such Stockholder agrees that it will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee. Pursuant to the Merger Agreement, the Company has agreed to notify the transfer agent for any Shares in uncertificated form of the provisions set forth in this Section 7 and has agreed to, and such Stockholder agrees to, provide such documentation and to do such other things as may be required to give effect to such provisions with respect to such uncertificated Shares. Parent will not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder's Parent Common Stock, unless such transfer is made in compliance with this Agreement.

                  8. Post-Closing Covenants. Each Stockholder agrees to hold in strict confidence all data and information relating to the business of the Company and its subsidiaries


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                                                                               9


(the "Proprietary Information") obtained in the course of its ownership of shares or participation in the management of the Company or any of its subsidiaries or otherwise which is either non-public, confidential or proprietary in nature. Each Stockholder agrees that subject to any requirement of law or tribunal order, it will keep such Proprietary Information confidential and will not, without the prior written consent of Parent, be disclosed by any Stockholder to any person. This Agreement shall be inoperative as to such portions of the Proprietary Information which (i) are or become generally available to the public other than as a result of a disclosure by Parent or any of its representatives, (ii) become available to any Stockholder or one of its representatives on a nonconfidential basis from a source other than any of Parent or any of its representatives, which has not advised such Stockholder that it is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of Parent or any of its subsidiaries or affiliates with respect to such portions of the Proprietary Information, or (iii) were known by any Stockholder on a nonconfidential basis prior to its commencement of employment with, or ownership of, the Company or one of its subsidiaries. Each Stockholder agrees that Parent shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 8. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 8 by any Stockholder but shall be in addition to all other remedies available at law or equity. It is further understood and agreed that failure or delay by Parent in exercising any right, power or privilege under this Section 8 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude and other or further exercise of any right, power or privilege under this Agreement.

                  9. No Survival of Representations and Warranties. Other than as expressly set forth herein, the representations, warranties and covenants of the parties contained herein shall not survive the termination of this Agreement; provided, however, that an uncured breach by a party of a representation, warranty or covenant hereunder prior to such termination shall survive such termination.

                  10. Miscellaneous.

                  10.1 Successors and Assigns. Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Other than as set forth in the immediately succeeding sentence, and except as contemplated hereby, neither Parent nor any Stockholder may assign any of its rights, or delegate any of its duties or obligations, hereunder without the prior written consent of Parent, and any such purported assignment or delegation shall be void ab initio. Notwithstanding the foregoing, Parent, its affiliates, and its successors and assigns, may assign their rights and delegate their duties (a) to any successor entity resulting from any liquidation, merger, consolidation, reorganization, or transfer of all or substantially all of the assets or stock of Parent, or (b) to any affiliate of Parent; provided, that in either case, any such assignee shall expressly assume all of the obligations of Parent hereunder.

                  10.2 Notices. All notices, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed to



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                                                                              10




have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized "next day" delivery company such as Federal Express or United Parcel Service, by facsimile transmission, or otherwise actually delivered to the following addresses:



(a       If to Parent:

         Global Crossing Ltd.
         360 N. Crescent Drive
         Beverly Hills, CA 90210
         Attention: James C. Gorton
         Facsimile: 310-281-5820

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017
         Attn: D. Rhett Brandon
         Fax:  212-455-2502

(b       If to CSH:

         Cable Systems Holding, LLC
         206 East Forest Hills Drive
         Phoenix, AZ  85022
         Attention: Peter Woog
         Fax: 602-789-8847

         with copies to:

         Citicorp Venture Capital, Ltd.
         399 Park Avenue - 14th Floor
         New York, New York  10043
         Facsimile No.:  212- 888-2940
         Attn:  Richard M. Cashin, Jr.; and

         Morgan, Lewis & Bockius LLP
         101 Park Avenue
         New York, NY 10178
         Attention: Philip H. Werner
         Fax: 212-309-6273; and

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                                                                              11



         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York  10036
         Facsimile:  212-735-2000
         Attention:  Joseph A. Coco, Esq.; and

(c       If to any other Stockholder:

         To such person(s) and address(es) set forth under such Stockholder's signature

Any Notice shall be deemed duly given when received by the addressee thereof. Any of the parties to this Agreement may from time to time change its address for receiving notices by giving written notice thereof in the manner set forth above.

                  10.3 Amendment: Waiver. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

                  10.4 Enforcement; Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.2 or upon the agent appointed by the Company for service of process in Delaware, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

                  10.5 Termination. This Agreement and the irrevocable proxy granted in Section 1.2 hereof will terminate upon the termination of the Merger Agreement. Sections 1, 2, 3, 4.1, 4.2, 4.3, 4.4, 6 and 7 shall terminate at the Effective Time of the Mergers. With respect to the Outside Stockholders only, this Agreement shall terminate in its entirety and the Outside Stockholders shall no longer be deemed Stockholders hereunder upon the first anniversary of the Closing.

                  10.6 Capacity. No member, stockholder, director, partner, employee, officer, representative or agent of any Stockholder (in each case, in their capacity as such) has made any (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement.

                  10.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  10.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

                  10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  10.11 Headings. The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

                  10.12 Expenses. Each party shall pay its own costs, expenses, including without limitation, the fees and expenses of their respective counsel and financial advisors.

                  10.13 Publicity. The initial press release relating to this Agreement shall be a joint press release, and Parent and the Stockholders shall use reasonable efforts to agree upon the text of any other press release before issuing any such press release.

                  10.14 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party or parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the posting of bond or other security, in addition to any other remedy to which it or they may be entitled, at law or in equity.

                  IN WITNESS WHEREOF, a duly authorized representative of each of the parties hereto have executed this Agreement as of the date first above written.



                                 GLOBAL CROSSING LTD.



                                 By:  /s/ Thamas J. Casey
                                      ------------------------
                                      Name:  Thamas J. Casey
                                      Title: Vice Chairman of the Board


                                 CABLE SYSTEMS HOLDING, LLC



                                 By:  /s/ Peter A. Woog
                                      ------------------------
                                      Name:  Peter A. Woog
                                      Title: Manager



                                 By:  /s/ Richard Kleinknecht
                                      ------------------------
                                      Name:  Richard Kleinknecht

                                      Richard P. Kleinknecht
                                      15 Banbury Lane
                                      Huntington, NY 11745


                                      with a copy to:


                                      White & Case
                                      1155 Avenue of the Americas
                                      New York, New York  10036
                                      Attention: Edward F. Rover, Esq.
                                      Fax: (212) 354-8113



                                 By:  /s/ David Walsh
                                      ------------------------
                                      Name:   David Walsh

                                      IPC Communications, Inc.
                                      Wall Street Plaza
                                      88 Pine Street
                                      New York, NY 10005
                                      Attention: David Walsh
                                      Fax: (212) 344-5106



                                 By:  /s/ Anthony Servidio
                                      ------------------------
                                      Name:   Anthony Servidio

                                      IPC Communications, Inc.
                                      Wall Street Plaza
                                      88 Pine Street
                                      New York, NY 10005
                                      Attention: David Walsh
                                      Fax: (212) 344-5106



                                 ALLEGRA CAPITAL PARTNERS III, L.P.

                                 Its General Partner:
                                 Allegra Partners III, L.P.



                                 By:  /s/ Richard W. Smith
                                      ------------------------
                                      Name:  Richard W. Smith
                                      Title: Managing Partner

                                      Allegra Capital Partners III, L.P.
                                      515 Madison Avenue
                                      New York, NY 10022-5403
                                      Attention: Richard W. Smith
                                      Fax: (212) 759-2561

                                                                    SCHEDULE 2.4



                                                                                  SHARES OF
                                                                            COMPANY COMMON STOCK
                                                                                    HELD
                                                                             -------------------

                        NAME OF RECORD OWNER
                        --------------------

Cable Systems Holding, LLC...........................................            4,346,033
Richard KleinKnecht..................................................              761,904
David Walsh..........................................................              271,617
Anthony Servidio.....................................................              174,730
Allegra Capital Partners III, L.P. ..................................              381,904
                                                                                ----------
STOCKHOLDER TOTAL:...................................................            5,936,188


                                                                       EXHIBIT A



                               STOCKHOLDER CONSENT

                           Action Taken by the Written
                             Consent of Stockholders
                                       of
                            IPC Communications, Inc.



                                                               February __, 2000



         The undersigned stockholders of IPC Communications, Inc., a Delaware corporation (the "Corporation"), acting by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware, hereby irrevocably consent to the adoption of and adopt the following resolution with respect to the shares of the common stock, par value $.01 per share, of the Corporation owned of record by such stockholders on the date hereof:

         RESOLVED, that the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Merger Agreement"), among Global Crossing Ltd., a company formed under the laws of Bermuda ("GC"), Georgia Merger Sub Corporation, a wholly-owned subsidiary of GC, the Corporation, IPC Information Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation, IXnet, Inc., a Delaware corporation and a subsidiary of the Corporation, and Idaho Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Corporation, a copy of which has been furnished to the undersigned stockholders, be, and it hereby is, adopted and approved by the undersigned stockholders.

         The action of the stockholders of the Corporation approved pursuant hereto shall become effective when one or more consents have been (a) signed by stockholders holding shares having a majority of the voting power of the outstanding shares of the common stock of the Corporation, being not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (b) delivered to the Corporation at its principal place of business.


                                             ---------------------------------

                                             By:
                                                ------------------------------

                                                 Name:
                                                      ------------------------

                                                 Title:
                                                      ------------------------

                                             Number of Shares:

                                             Address of the stockholder:

                                             ---------------------------------

                                             ---------------------------------


                                             Date of Execution: _______